                                                                    EXHIBIT 19.6

                                                                     APPENDIX 4B
                                            HALF YEARLY/PRELIMINARY FINAL REPORT
--------------------------------------------------------------------------------

                                                                  Rules 4.1, 4.3

                                   APPENDIX 4B

                               HALF YEARLY REPORT

Introduced 30/6/2002.

Name of entity
--------------------------------------------------------------------------------
                                IVANHOE MINES LTD
--------------------------------------------------------------------------------

ABN or equivalent    Half yearly    Preliminary      Half year/financial year
company reference    (tick)         final (tick)     ended ('current period')
-----------------    -----------    ------------     ------------------------
                          X                               JUNE 30, 2002
-----------------    -----------    ------------     ------------------------

FOR ANNOUNCEMENT TO THE MARKET
Extracts from this report for announcement to the market (see note 1).   $US'000
--------------------------------------------------------------------------------

Revenues from ordinary activities (item 1.1)                    up       22.9% to   $50,272

(Loss) from ordinary activities after tax attributable to       down     80.6% to  ($ 2,142)
members (item 1.22)

Profit (loss) from extraordinary items after tax attributable             N/A
to members (item 2.5(d))

Net (loss) for the period attributable to members (item 1.11)   down     80.6% to  ($ 2,142)

                                                                                         Franked amount per
DIVIDENDS (DISTRIBUTIONS)                                        Amount per security          security
----------------------------------------------------------       -------------------     ------------------
Final dividend (Preliminary final report only - item 15.4)            N/A cents              N/A cents
Interim dividend (Half yearly report only - item 15.6)                Nil cents              Nil cents
----------------------------------------------------------       -------------------     ------------------
Previous corresponding period (Preliminary final report -
item 15.5; half yearly report - item 15.7)                            Nil cents              Nil cents
----------------------------------------------------------       -------------------     ------------------

+Record date for determining entitlements to the           ---------------
dividend,                                                        N/A
(in the case of a trust, distribution) (see item 15.2)     ---------------

Brief explanation of any of the figures reported above (see Note 1) and short details of any bonus or cash issue or other item(s) of importance not previously released to the market:

                                       N/A

--------------------------------------------------------------------------------

IF THIS IS A HALF YEARLY REPORT IT IS TO BE READ IN CONJUNCTION WITH THE MOST RECENT ANNUAL FINANCIAL REPORT.

+ See chapter 19 for defined terms.

                                                              Appendix 4B Page 1

                                                                     APPENDIX 4B
                                            HALF YEARLY/PRELIMINARY FINAL REPORT

CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL PERFORMANCE

                                                                                      Previous corresponding
                                                                Current period -             period -
                                                                    $US'000                  $US'000
                                                                ----------------      ----------------------
1.1   Revenues from ordinary activities (see items 1.23
      -1.25)                                                         50,272                   40,914
1.2   Expenses from ordinary activities (see items 1.26
      & 1.27)                                                       (47,828)                 (48,444)
1.3    Borrowing costs                                               (2,437)                  (5,087)
1.4   Share of net profits (losses) of associates and
      joint venture entities (see item 16.7)                              -                        -
------------------------------------------------------------------------------------------------------------

1.5   PROFIT (LOSS) FROM ORDINARY ACTIVITIES BEFORE TAX                   7                  (12,617)

1.6   Income tax on ordinary activities (see note 4)                 (2,149)                   1,588
------------------------------------------------------------------------------------------------------------

1.7   PROFIT (LOSS) FROM ORDINARY ACTIVITIES AFTER TAX               (2,142)                 (11,029)

1.8   Profit (loss) from extraordinary items after tax
      (see item 2.5)                                                      -                        -
------------------------------------------------------------------------------------------------------------

1.9   NET PROFIT (LOSS)                                              (2,142)                 (11,029)

1.10  Net profit (loss) attributable to outside +equity
      interests                                                           -                        -
------------------------------------------------------------------------------------------------------------

1.11  NET PROFIT (LOSS) FOR THE PERIOD ATTRIBUTABLE TO
      MEMBERS                                                        (2,142)                 (11,029)
------------------------------------------------------------------------------------------------------------
NON-OWNER TRANSACTION CHANGES IN EQUITY

1.12  Increase (decrease) in revaluation reserves                         -                        -
1.13  Net exchange differences recognised in equity                       -                        -
1.14  Other revenue, expense and initial adjustments
      recognised directly in equity (attach details)                      -                        -
1.15  Initial adjustments from UIG transitional provisions                -                        -
------------------------------------------------------------------------------------------------------------
1.16  Total transactions and adjustments recognised
      directly in equity (items 1.12 to 1.15)                             -                        -
------------------------------------------------------------------------------------------------------------
1.17  TOTAL CHANGES IN EQUITY NOT RESULTING FROM TRANSACTIONS
      WITH OWNERS AS OWNERS                                               -                        -
------------------------------------------------------------------------------------------------------------

                                                                                       Previous
                                                                                     corresponding
EARNINGS (LOSS) PER SECURITY (EPS)                          Current period              period
--------------------------------------------------------------------------------------------------
1.18  Basic EPS                                                 $(0.01)                 $(0.09)

1.19  Diluted EPS                                               $(0.01)                 $(0.09)
--------------------------------------------------------------------------------------------------

+ See chapter 19 for defined terms.

                                                              Appendix 4B Page 2

                                                                     APPENDIX 4B
                                            HALF YEARLY/PRELIMINARY FINAL REPORT

NOTES TO THE CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL PERFORMANCE

PROFIT (LOSS) FROM ORDINARY ACTIVITIES ATTRIBUTABLE TO MEMBERS

                                                                                            Previous
                                                              Current period -       corresponding period -
                                                                   $US'000                   $US'000
                                                              ----------------       ----------------------
1.20   Profit (loss) from ordinary activities after
       tax (item 1.7)                                              (2,142)                  (11,029)
1.21   Less (plus) outside +equity interests                            -                         -
-----------------------------------------------------------------------------------------------------------
1.22   PROFIT (LOSS) FROM ORDINARY ACTIVITIES AFTER
       TAX, ATTRIBUTABLE TO MEMBERS                                (2,142)                  (11,029)
-----------------------------------------------------------------------------------------------------------

REVENUE AND EXPENSES FROM ORDINARY ACTIVITIES
(see note 15)

                                                                                            Previous
                                                              Current period -       corresponding period -
                                                                   $US'000                   $US'000
                                                              ----------------       ----------------------
1.23   Revenue from sales or services                                      SEE SCHEDULE A

1.24   Interest revenue

1.25   Other relevant revenue

1.26   Details of relevant expenses

1.27   Depreciation and amortisation excluding
       amortisation of intangibles (see item 2.3)
-----------------------------------------------------------------------------------------------------------

CAPITALISED OUTLAYS
1.28   Interest costs capitalised in asset values
                                                                    Nil                       Nil
1.29   Outlays capitalised in intangibles (unless
       arising from an +acquisition of a business)                  Nil                       Nil
-----------------------------------------------------------------------------------------------------------

+ See chapter 19 for defined terms.

                                                              Appendix 4B Page 3

                                                                     APPENDIX 4B
                                            HALF YEARLY/PRELIMINARY FINAL REPORT

CONSOLIDATED RETAINED PROFITS (DEFICIT)

                                                                                     Previous corresponding
                                                          Current period -                  period -
                                                              $US'000                       $US'000
                                                          ----------------           ----------------------
1.30   Retained profits (accumulated losses) at the
       beginning of the financial period                      (331,915)                    (246,917)

1.31   Net profit (loss) attributable to members
       (item 1.11)                                              (2,142)                     (11,029)

1.32   Net transfers from (to) reserves (details if
       material)                                                     -                            -

1.33   Net effect of changes in accounting policies             (2,372)                           -

1.34   Dividends and other equity distributions paid
       or payable                                                    -                            -
-----------------------------------------------------------------------------------------------------------

1.35   RETAINED PROFITS (ACCUMULATED LOSSES) AT END           (336,429)                    (257,946)
       OF FINANCIAL PERIOD
-----------------------------------------------------------------------------------------------------------

INTANGIBLE AND EXTRAORDINARY ITEMS

                                                           Consolidated - current period
                                          ------------------------------------------------------------------
                                                                               Related        Amount (after
                                                                               outside            tax)
                                                                               +equity       attributable to
                                          Before tax       Related tax        interests          members
                                            $US'000          $US'000           $US'000           $US'000
                                              (a)              (b)               (c)               (d)
                                          ----------       -----------        ---------      ---------------
2.1    Amortisation of goodwill                -                -                 -                 -

2.2    Amortisation of other
       intangibles                             -                -                 -                 -
                                          ------------------------------------------------------------------

2.3    TOTAL AMORTISATION OF
       INTANGIBLES                             -                -                 -                -
------------------------------------------------------------------------------------------------------------
2.4    Extraordinary items (details)           -                -                 -                -

                                          ------------------------------------------------------------------

2.5    TOTAL EXTRAORDINARY ITEMS               -                -                 -                -

------------------------------------------------------------------------------------------------------------

+ See chapter 19 for defined terms.

                                                              Appendix 4B Page 4

                                                                     APPENDIX 4B
                                            HALF YEARLY/PRELIMINARY FINAL REPORT

COMPARISON OF HALF YEAR PROFITS                                 Current year -        Previous year -
(Preliminary final report only)                                    $US'000                $US'000
                                                                -------------------------------------
3.1    Consolidated profit (loss) from ordinary
       activities after tax attributable to members
       reported for the 1st half year (item 1.22 in
       the half yearly report)                                        N/A                   N/A
                                                                -------------------------------------

3.2    Consolidated profit (loss) from ordinary
       activities after tax attributable to members
       for the 2nd half year                                          N/A                   N/A
                                                                -------------------------------------

+ See chapter 19 for defined terms.

                                                              Appendix 4B Page 5

                                                                     APPENDIX 4B
                                            HALF YEARLY/PRELIMINARY FINAL REPORT

CONDENSED CONSOLIDATED STATEMENT OF                        At end of      As shown in last    As in last half
FINANCIAL POSITION                                      current period     annual report       yearly report
                                                            $US'000           $US'000             $US'000
                                                        -----------------------------------------------------
       CURRENT ASSETS
4.1    Cash                                                 62,436             25,805              25,358
4.2    Receivables                                           4,323              2,423               7,288
4.3    Investments                                               -                  -                   -
4.4    Inventories                                          24,592             22,529              16,843
4.5    Tax assets                                            2,047              4,635               1,608
4.6    Prepaids                                              2,268              1,333               4,446
                                                        -----------------------------------------------------

4.7    TOTAL CURRENT ASSETS                                 95,666             56,725              55,543
-------------------------------------------------------------------------------------------------------------

       NON-CURRENT ASSETS
4.8    Receivables                                               -                  -                   -
4.9    Investments (equity accounted)                            -                  -                   -
4.10   Other investments                                    12,149              4,823               4,913
4.11   Inventories                                               -                  -                   -
4.12   Exploration and evaluation expenditure
       capitalised (see para .71 of AASB 1022)               5,000                  -                 687
4.13   Development properties (+mining entities)            22,120             20,160              19,194
4.14   Other property, plant and equipment
       (net)                                               163,723            162,034             221,979
4.15   Intangibles (net)                                         -                  -                   -
4.16   Tax assets                                            3,475              2,440               3,337
4.17   Other (provide details if material)                   1,454              1,420               1,483
                                                        -----------------------------------------------------

4.18   TOTAL NON-CURRENT ASSETS                            207,921            190,877             251,593
-------------------------------------------------------------------------------------------------------------

4.19   TOTAL ASSETS                                        303,587            247,602             307,136
-------------------------------------------------------------------------------------------------------------

       CURRENT LIABILITIES
4.20   Payables                                             22,205             15,407              20,667
4.21   Interest bearing liabilities                         26,546             20,133              12,722
4.22   Tax liabilities                                           -                  -                   -
4.23   Provisions exc. tax liabilities                           -                  -                   -
4.24   Accrued loss on foreign exchange
       contract                                              6,823             15,450               9,952
                                                        -----------------------------------------------------

4.25   TOTAL CURRENT LIABILITIES                            55,574             50,990              43,341
-------------------------------------------------------------------------------------------------------------

       NON-CURRENT LIABILITIES

4.26   Payables                                                  -                  -                   -

+ See chapter 19 for defined terms.

                                                              Appendix 4B Page 6

                                                                     APPENDIX 4B
                                            HALF YEARLY/PRELIMINARY FINAL REPORT

4.27   Interest bearing liabilities                         46,002             46,533              72,531
4.28   Tax liabilities                                      14,071             13,731              11,973
4.29   Provisions exc. tax liabilities                           -                  -               2,432
4.30   Other (see Schedule B)                                4,165              6,177              11,488
                                                        -------------------------------------------------

4.31   TOTAL NON-CURRENT LIABILITIES                        64,238             66,441              98,424

CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION CONTINUED

---------------------------------------------------------------------------------------------------------

4.32   TOTAL LIABILITIES                                   119,812            117,431             141,765
---------------------------------------------------------------------------------------------------------
4.33   NET ASSETS                                          183,775            130,171             165,371
---------------------------------------------------------------------------------------------------------

       EQUITY

4.34   Capital/contributed equity                          520,204            462,086             425,053
4.35   Reserves                                                  -                  -                   -
4.36   Retained profits (accumulated losses)              (336,429)          (331,915)           (259,682)
---------------------------------------------------------------------------------------------------------
4.37   EQUITY ATTRIBUTABLE TO MEMBERS OF THE
       PARENT ENTITY                                       183,775            130,171             165,371
4.38   Outside +equity interests in controlled
       entities                                                  -                  -                   -
                                                        -------------------------------------------------

4.39   TOTAL EQUITY                                        183,775            130,171             165,371
---------------------------------------------------------------------------------------------------------

4.40   Preference capital included as part of
       4.37                                                    N/A                N/A                 N/A
---------------------------------------------------------------------------------------------------------

NOTES TO THE CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION

EXPLORATION AND EVALUATION EXPENDITURE CAPITALISED

(To be completed only by entities with mining interests if amounts are material. Include all expenditure incurred.)

                                                                                          Previous
                                                             Current period        corresponding period -
                                                                $US'000                   $US'000
                                                             --------------        ----------------------
5.1    Opening balance                                                -                      687

5.2    Expenditure incurred during current period                 8,313                    2,273

5.3    Expenditure written off during current period             (8,313)                  (2,273)

5.4    Acquisitions, disposals, revaluation
       increments, etc.                                           5,000                        -

5.5    Expenditure transferred to Development
       Properties                                                     -                        -

+ See chapter 19 for defined terms.

                                                              Appendix 4B Page 7

                                                                     APPENDIX 4B
                                            HALF YEARLY/PRELIMINARY FINAL REPORT

5.6    CLOSING BALANCE AS SHOWN IN THE CONSOLIDATED
       BALANCE SHEET (item 4.12)                                  5,000                      687
---------------------------------------------------------------------------------------------------------

DEVELOPMENT PROPERTIES
(To be completed only by entities with mining interests if amounts are material)

                                                                                         Previous
                                                                Current period     corresponding period
                                                                    $US'000              -$US'000
                                                                --------------     --------------------
6.1    Opening balance                                              20,160                19,233
6.2    Expenditure incurred during current period                    1,960                     -
6.3    Expenditure transferred from exploration and
       evaluation                                                        -                     -
6.4    Expenditure written off during current period                     -                   (39)
6.5    Acquisitions, disposals, revaluation
       increments, etc.                                                  -                     -
6.6    Expenditure transferred to mine properties                        -                     -
                                                                ---------------------------------------
6.7    CLOSING BALANCE AS SHOWN IN THE CONSOLIDATED
       BALANCE SHEET (item 4.13)                                    22,120                19,194
                                                                ---------------------------------------

+ See chapter 19 for defined terms.

                                                              Appendix 4B Page 8

                                                                     APPENDIX 4B
                                            HALF YEARLY/PRELIMINARY FINAL REPORT

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                             Previous
                                                                Current period         corresponding period
                                                                    $US'000                  - $US'000
                                                                --------------         --------------------
       CASH FLOWS RELATED TO OPERATING ACTIVITIES

7.1    Receipts from customers                                      44,719                    38,181
7.2    Payments to suppliers and employees                         (47,185)                  (31,887)
7.3    Dividends received from associates                                -                         -
7.4    Other dividends received                                          -                         -
7.5    Interest and other items of similar nature
       received                                                      3,633                       851
7.6    Interest and other costs of finance paid                     (1,042)                   (2,790)
7.7    Income taxes paid                                              (255)                      (14)
7.8    Gain (loss) on foreign exchange                              (4,546)                   (5,394)
                                                                -------------------------------------------
7.9    NET OPERATING CASH FLOWS                                     (4,676)                   (1,053)
-----------------------------------------------------------------------------------------------------------

       CASH FLOWS RELATED TO INVESTING ACTIVITIES

7.10   Payment for purchases of property, plant and
       equipment                                                   (11,431)                   (8,842)
7.11   Proceeds from sale of property, plant and
       equipment                                                         -                       143
7.12   Payment for purchases of equity investments                  (4,981)                        -
7.13   Proceeds from sale of equity investments                         10                       278
7.14   Loans to other entities                                           -                         -
7.15   Loans repaid by other entities                                    -                         -
7.16   Other (provide details if material)                            (934)                      (79)
                                                                -------------------------------------------

7.17   NET INVESTING CASH FLOWS                                    (17,336)                   (8,500)
-----------------------------------------------------------------------------------------------------------

       CASH FLOWS RELATED TO FINANCING ACTIVITIES

7.18   Proceeds from issues of +securities (shares,
       options, etc.)                                               54,492                       189
7.19   Proceeds from borrowings                                      8,462                         -
7.20   Repayment of borrowings                                      (4,311)                   (5,651)
7.21   Dividends paid                                                    -                         -
7.22   Other (provide details if material)                               -                         -
                                                                -------------------------------------------

7.23   NET FINANCING CASH FLOWS                                     58,643                    (5,462)
-----------------------------------------------------------------------------------------------------------

7.24   NET INCREASE (DECREASE) IN CASH HELD                         36,631                   (15,015)
7.25   Cash at beginning of period
       (see Reconciliation of cash)                                 25,805                    40,373
7.26   Exchange rate adjustments to item 7.25.
                                                                -------------------------------------------

+ See chapter 19 for defined terms.

                                                              Appendix 4B Page 9

                                                                     APPENDIX 4B
                                            HALF YEARLY/PRELIMINARY FINAL REPORT

7.27   CASH AT END OF PERIOD
       (see Reconciliation of cash)                                 62,436                    25,358
                                                                    ------                    ------

NON-CASH FINANCING AND INVESTING ACTIVITIES

Details of financing and investing transactions which have had a material effect on consolidated assets and liabilities but did not involve cash flows are as follows. ( If an amount is quantified, show comparative amount.)

     a) During the three months ended June 30, 2002, the Company issued 287,678 Common Shares at a deemed value of $600,000 in respect of the purchase of 7.4 million common shares of Intec Ltd.

          During the three months ended June 30, 2002, the Company divested itself of its iron ore project in Norway and extinguished the related outstanding debt of $3.5 million.

          During the three months ended March 31, 2002, the Company exchanged its investment in GTL Resources Plc, which had a carrying value of $1.4 million, for an equity interest in Resource Investment Trust with a fair value of $1.9 million.

          Also during the three months ended March 31, 2002, the Company completed the earn-in of a 100% interest in the Oyu Tolgoi project in Mongolia by paying cash of $1 million and by incurring an obligation to make a $4 million payment within one year.

     b)

                                                 Six Months Ended June 30,

US$'000                                              2002         2001
--------------------------------------------------------------------------
Interest paid                                       1,042        2,790

Income and capital taxes paid                         256           14

RECONCILIATION OF CASH

Reconciliation of cash at the end of the period (as                                Previous corresponding
shown in the consolidated statement of cash flows) to         Current period              period -
the related items in the accounts is as follows.                  $US'000                 $US'000
---------------------------------------------------------------------------------------------------------
8.1    Cash on hand and at bank                                   14,068                    9,447

8.2    Deposits at call                                           48,368                   15,911

8.3    Bank overdraft                                                  -                        -

8.4    Other (provide details)                                         -                        -
                                                              -------------------------------------------

+ See chapter 19 for defined terms.

                                                             Appendix 4B Page 10

                                                                     APPENDIX 4B
                                            HALF YEARLY/PRELIMINARY FINAL REPORT

8.5    TOTAL CASH AT END OF PERIOD (item 7.27)                      62,436                    25,358
----------------------------------------------------------------------------------------------------

OTHER NOTES TO THE CONDENSED FINANCIAL STATEMENTS

                                                                                        Previous
                                                                                     corresponding
RATIOS                                                       Current period              period
                                                             --------------          -------------
       PROFIT BEFORE TAX / REVENUE

9.1    Consolidated profit (loss) from ordinary
       activities before tax (item 1.5) as a
       percentage of revenue (item 1.1)                          0.01%                  -30.84%
--------------------------------------------------------------------------------------------------

       PROFIT AFTER TAX / +EQUITY INTERESTS

9.2    Consolidated net profit (loss) from ordinary
       activities after tax attributable to members
       (item 1.11) as a percentage of equity
       (similarly attributable) at the end of the
       period (item 4.37)                                       -1.17%                   -8.47%
--------------------------------------------------------------------------------------------------

EARNINGS PER SECURITY (EPS)

10. Details of basic and diluted EPS reported separately in accordance with paragraph 9 and 18 of AASB 1027: Earnings Per Share are as follows.

                                                                                    Previous corresponding
                                                             Current period                 Period
----------------------------------------------------------------------------------------------------------
Basic EPS                                                       ($   0.01)                ($   0.09)
----------------------------------------------------------------------------------------------------------
Diluted EPS                                                     ($   0.01)                ($   0.09)
----------------------------------------------------------------------------------------------------------
Weighted average number of ordinary shares outstanding
during the period used in the calculation of the Basic
EPS - Shares `000                                                 185,789                   124,975
----------------------------------------------------------------------------------------------------------

NTA BACKING                                                                         Previous corresponding
(see note 7)                                                 Current period                 period
----------------------------------------------------------------------------------------------------------
11.1   Net tangible asset backing per +ordinary
       security                                                    N/A                       N/A
                                                             ---------------------------------------------

+ See chapter 19 for defined terms.

                                                             Appendix 4B Page 11

                                                                     APPENDIX 4B
                                            HALF YEARLY/PRELIMINARY FINAL REPORT

DISCONTINUING OPERATIONS

(Entities must report a description of any significant activities or events relating to discontinuing operations in accordance with paragraph 7.5 (g) of AASB 1029: Interim Financial Reporting, or, the details of discontinuing operations they have disclosed in their accounts in accordance with AASB 1042:
Discontinuing Operations (see note 17).)

12.1     Discontinuing Operations

--------------------------------------------------------------------------------
                                       N/A
--------------------------------------------------------------------------------

CONTROL GAINED OVER ENTITIES HAVING MATERIAL EFFECT

                                                                                ----------------------------------------------------
13.1     Name of entity (or group of entities)                                                       N/A
                                                                                ----------------------------------------------------

13.2     Consolidated profit (loss) from ordinary activities and                ----------------------------------------------------
         extraordinary items after tax of the controlled entity (or                                 $N/A
         group of entities) since the date in the current period on
         period on which control was (+)acquired                                ----------------------------------------------------

13.3     Date from which such profit has been calculated                                             N/A
                                                                                ----------------------------------------------------
13.4     Profit (loss) from ordinary activities and extraordinary
         items after tax of the controlled entity (or group of entities)                            $N/A
         for the whole of the previous corresponding period                     ----------------------------------------------------

+ See chapter 19 for defined terms.

                                                             Appendix 4B Page 12

                                                                     APPENDIX 4B
                                            HALF YEARLY/PRELIMINARY FINAL REPORT

LOSS OF CONTROL OF ENTITIES HAVING MATERIAL EFFECT

                                                                                ----------------------------------------------------
14.1     Name of entity (or group of entities)                                                       N/A
                                                                                ----------------------------------------------------

14.2     Consolidated profit (loss) from ordinary activities and                ----------------------------------------------------
         extraordinary items after tax of the controlled entity (or group                           $N/A
         of entities) for the current period to the date of loss of control     ----------------------------------------------------

                                                                                ----------------------------------------------------
14.3     Date to which the profit (loss) in item 14.2 has been calculated                            N/A
                                                                                ----------------------------------------------------

14.4     Consolidated profit (loss) from ordinary activities and                ----------------------------------------------------
         extraordinary items after tax of the controlled entity (or group                          $N/A
         of entities) while controlled during the whole of the previous
         corresponding period                                                   ----------------------------------------------------

14.5     Contribution to consolidated profit (loss) from ordinary               ----------------------------------------------------
         activities and extraordinary items from sale of interest                                   $N/A
         leading to loss of control                                             ----------------------------------------------------

DIVIDENDS (IN THE CASE OF A TRUST, DISTRIBUTIONS)
                                                                                ----------------------------------------------------
15.1     Date the dividend (distribution) is payable                                                 N/A
                                                                                ----------------------------------------------------

15.2     (+)Record date to determine entitlements to the dividend               ----------------------------------------------------
         (distribution) (ie, on the basis of proper instruments of transfer
         received by 5.00 pm if (+)securities are not (+)CHESS approved,                             N/A
         or security holding balances established by 5.00 pm or such later time permitted by SCH Business Rules if (+)securities are
         (+)CHESS approved)                                                     ----------------------------------------------------

                                                                                ----------------------------------------------------
15.3     If it is a final dividend, has it been declared?                                            N/A
         (Preliminary final report only)                                        ----------------------------------------------------

AMOUNT PER SECURITY

--------------------------------------------------------------------------------------------------------
                                                                            Franked
                                                                           amount per       Amount per
                                                                          security at %     security of
                                                            Amount per    tax (see note   foreign source
                                                             security          4)            dividend
-------------------------------------------------------------------------------------------------------
         (Preliminary final report only)

15.4     FINAL DIVIDEND:              Current year           N/A cents      N/A cents        N/A cents

15.5                                  Previous year          N/A cents      N/A cents        N/A cents
--------------------------------------------------------------------------------------------------------
         (Half yearly and preliminary final reports)

15.6     INTERIM DIVIDEND:            Current year           Nil cents      Nil cents        Nil cents

15.7                                  Previous year          Nil cents      Nil cents        Nil cents
--------------------------------------------------------------------------------------------------------

+ See chapter 19 for defined terms.

                                                             Appendix 4B Page 13

                                                                     APPENDIX 4B
                                            HALF YEARLY/PRELIMINARY FINAL REPORT

TOTAL DIVIDEND (DISTRIBUTION) PER SECURITY (INTERIM PLUS FINAL)
(Preliminary final report only)

                                     ----------------------------------------------------
                                     Current year                           Previous year
                                     ----------------------------------------------------
15.8     +Ordinary securities          Nil cents                              Nil cents

15.9     Preference +securities        Nil cents                              Nil cents
                                     ----------------------------------------------------

HALF YEARLY REPORT - INTERIM DIVIDEND (DISTRIBUTION) ON ALL SECURITIES OR PRELIMINARY FINAL REPORT - FINAL DIVIDEND (DISTRIBUTION) ON ALL SECURITIES

                                                               --------------------------------------------------
                                                                                           Previous corresponding
                                                               Current period                    period -
                                                                   $US'000                       $US'000
                                                               --------------------------------------------------
15.10    +Ordinary securities (each class separately)                Nil                            Nil

15.11    Preference +securities (each class separately)              Nil                            Nil

15.12    Other equity instruments (each class separately)            Nil                            Nil
                                                               --------------------------------------------------
15.13    TOTAL                                                       NIL                            NIL
                                                               --------------------------------------------------

The (+)dividend or distribution plans shown below are in operation.

--------------------------------------------------------------------------------
                                       N/A
--------------------------------------------------------------------------------

                                                            --------------------
The last date(s) for receipt of election notices for the
+dividend or distribution plans                                      N/A
                                                            --------------------

Any other disclosures in relation to dividends (distributions). (For half yearly reports, provide details in accordance with paragraph 7.5(d) of AASB 1029
                          Interim Financial Reporting)

--------------------------------------------------------------------------------
                                       N/A
--------------------------------------------------------------------------------

+ See chapter 19 for defined terms.

                                                             Appendix 4B Page 14

                                                                     APPENDIX 4B
                                            HALF YEARLY/PRELIMINARY FINAL REPORT

DETAILS OF AGGREGATE SHARE OF PROFITS (LOSSES) OF ASSOCIATES AND JOINT VENTURE ENTITIES

                                                                     ---------------------------------------
                                                                                             Previous
                                                                     Current period     corresponding period
GROUP'S SHARE OF ASSOCIATES' AND JOINT VENTURE ENTITIES':                $US'000             - $US'000
                                                                     ---------------------------------------
16.1     Profit (loss) from ordinary activities before tax                 1,780                2,483

16.2     Income tax on ordinary activities                                  (123)                  30
                                                                     ---------------------------------------

16.3     PROFIT (LOSS) FROM ORDINARY ACTIVITIES AFTER TAX                  1,657                2,513

16.4     Extraordinary items net of tax                                        -                    -
                                                                     ---------------------------------------

16.5     NET PROFIT (LOSS)                                                 1,657                2,513

16.6     Adjustments                                                           -                    -
                                                                     ---------------------------------------

16.7     SHARE OF NET PROFIT (LOSS) OF ASSOCIATES AND                      1,657                 2,513
         JOINT VENTURE ENTITIES
------------------------------------------------------------------------------------------------------------

MATERIAL INTERESTS IN ENTITIES WHICH ARE NOT CONTROLLED ENTITIES

The economic entity has an interest (that is material to it) in the following entities. (If the interest was acquired or disposed of during either the current or previous corresponding period, indicate date of acquisition ("from dd/mm/yy") or disposal ("to dd/mm/yy").)

                                     -------------------------------------------------------------------------------------------
                                                Percentage of ownership
                                           interest held at end of period or          Contribution to net profit (loss) (item
         NAME OF ENTITY                            date of disposal                                     1.9)
--------------------------------------------------------------------------------------------------------------------------------
17.1    EQUITY ACCOUNTED                                                                                         Previous
        ASSOCIATES AND JOINT                                      Previous                                    corresponding
        VENTURE                             Current            corresponding          Current period             period -
        ENTITIES                            period                 period                $US'000                 $US'000
                                     -------------------------------------------------------------------------------------------
                                              N/A                   N/A                  N/A                       N/A
                                     -------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------
17.2    TOTAL                                 N/A                   N/A                    N/A                     N/A
--------------------------------------------------------------------------------------------------------------------------------
17.3    Other material
        interests                             N/A                   N/A                    N/A                     N/A
--------------------------------------------------------------------------------------------------------------------------------
17.4    TOTAL                                 N/A                   N/A                    N/A                     N/A
--------------------------------------------------------------------------------------------------------------------------------

+ See chapter 19 for defined terms.

                                                             Appendix 4B Page 15

                                                                     APPENDIX 4B
                                            HALF YEARLY/PRELIMINARY FINAL REPORT

ISSUED AND QUOTED SECURITIES AT END OF CURRENT PERIOD

(Description must include rate of interest and any redemption or conversion rights together with prices and dates)

                                                 ------------------------------------------------------------------------------
                                                                                                                       Amount
                                                                                                          Issue        paid up
                                                                                                        price per        per
                                                                                                         security     security
                                                                                                        (see note       (see
                                                                                                           14)        note 14)
            CATEGORY OF (+)SECURITIES                  Total number              Number quoted           (cents)       (cents)
                                                 ------------------------------------------------------------------------------
18.1     PREFERENCE (+)SECURITIES
         (description)                                     N/A                        N/A                   N/A          N/A
                                                 ------------------------------------------------------------------------------
18.2     Changes during current period
         (a) Increases through issues
         (b) Decreases through returns
         of capital, buybacks,
         redemptions
-------------------------------------------------------------------------------------------------------------------------------
18.3     (+)ORDINARY SECURITIES                        201,711,572                201,711,572               N/A         N/A
                                                 ------------------------------------------------------------------------------
18.4     Changes during current period
         (a) Increases through issues               SEE SCHEDULE C
         (b) Decreases through returns
         of capital, buybacks
-------------------------------------------------------------------------------------------------------------------------------
18.5     +CONVERTIBLE DEBT SECURITIES
         (description and conversion                       N/A                        N/A                    N/A         N/A
         factor)
                                                 ------------------------------------------------------------------------------
18.6     Changes during current period
         (a) Increases through issues
         (b) Decreases through
         securities matured, converted
------------------------------------------------------------------------------------------------------------------------------------
18.7     OPTIONS (description and conversion                                                                          Expiry
         factor)                                                                                        Exercise       date
                                                                                                         price        (if any)
                                                                                                        ----------------------------
                                                 SEE SCHEDULE D
                                                 -----------------------------------------------------------------------------------
18.8     Issued during current period
                                                 -----------------------------------------------------------------------------------
18.9     Exercised during current
         period
                                                 -----------------------------------------------------------------------------------
18.10    Expired during current period
------------------------------------------------------------------------------------------------------------------------------------

+ See chapter 19 for defined terms.

                                                             Appendix 4B Page 16

                                                                     APPENDIX 4B
                                            HALF YEARLY/PRELIMINARY FINAL REPORT

----------------------------------------------------------------------------------------------------------
18.11    DEBENTURES (description)                          N/A                        N/A

18.12    Changes during current period
         (a)  Increases through issues

         (b)  Decreases through securities matured,
         converted
----------------------------------------------------------------------------------------------------------

18.13    UNSECURED NOTES (description)                     N/A                         N/A

18.14    Changes during current period

         (a) Increases through issues

         (b) Decreases through securities matured,
         converted
----------------------------------------------------------------------------------------------------------

SEGMENT REPORTING

(Information on the business and geographical segments of the entity must be reported for the current period in accordance with AASB 1005: Segment Reporting and for half year reports, AASB 1029: Interim Financial Reporting. Because entities employ different structures a pro forma cannot be provided. Segment information in the layout employed in the entity's +accounts should be reported separately and attached to this report.)

                                 SEE SCHEDULE E

COMMENTS BY DIRECTORS

(Comments on the following matters are required by ASX or, in relation to the half yearly report, by AASB 1029: Interim Financial Reporting. The comments do not take the place of the directors' report and statement (as required by the Corporations Act) and may be incorporated into the directors' report and statement. For both half yearly and preliminary final reports, if there are no comments in a section, state NIL. If there is insufficient space to comment, attach notes to this report.)

BASIS OF FINANCIAL REPORT PREPARATION

19.1 If this report is a half yearly report, it is a general purpose financial report prepared in accordance with the listing rules and AASB 1029: Interim Financial Reporting. IT SHOULD BE READ IN CONJUNCTION WITH THE LAST +ANNUAL REPORT AND ANY ANNOUNCEMENTS TO THE MARKET MADE BY THE ENTITY DURING THE PERIOD. The financial statements in this report are "condensed financial statements" as defined in AASB 1029:
         Interim Financial Reporting. This report does not include all the notes of the type normally included in an annual financial report. [Delete if preliminary final report.]

19.2 Material factors affecting the revenues and expenses of the economic entity for the current period. In a half yearly report, provide explanatory comments about any seasonal or irregular factors affecting operations.

1)       ABM MINING LIMITED ("ABM")

                  During 2001, a sharp global slow down in the steel industry resulted in reduced demand for iron ore pellets. Management therefore commenced a restructuring of the mine plan and negotiated additional bank loans aggregating Australian ("A") A$21million (U.S. $14 million) to June 30, 2002. The Savage River operation is continuing its efforts in negotiating with its major stakeholders. In particular, discussions among the major stakeholders in the Savage River project, aimed at restructuring ABM project debt and foreign currency commitment, are progressing.

                  If suitable concessions from the major stakeholders are not obtained, or if the Savage

+ See chapter 19 for defined terms.

                                                             Appendix 4B Page 17

                                                                     APPENDIX 4B
                                            HALF YEARLY/PRELIMINARY FINAL REPORT

                  River Operations deteriorate, ABM will probably not receive the continued financial support of those stakeholders. In this case, ABM will not be able to continue as a going concern and accordingly, adjustments would be required to the carrying values and classifications of its assets and liabilities.

                  In 2001, the Company made an impairment provision of $53.8 million with respect to this project. The Company will continue to review the carrying value of the Savage River capital assets on a regular basis for indications of further impairment. The economics of the Savage River Mine Project are particularly sensitive to changes in selling prices and operating costs. As a consequence, any adverse changes in those selling prices and/or operating costs would result in further impairment provisions and those provisions may be material. As at June 30, 2002, the carrying value of the Savage River capital assets was $50.4 million.

MYANMAR IVANHOE COPPER COMPANY LIMITED ("JVCO")

                  The Annual Financial Statements disclosed that it was likely that JVCo would not be in compliance with the minimum working capital requirement in its credit agreement during 2002. JVCo is currently in discussions with its lenders regarding the interpretation of the definition of this requirement. In the meantime, JVCo has received a waiver from its lenders with respect to this requirement at June 30, 2002. JVCo expects that the loan agreement will be amended during its fiscal year ending March 31, 2003 to clarify the definition of the minimum working capital requirement, and that JVCo will be in compliance with the requirement, as amended.

COMMITMENT

                  ABM has entered into a contract to deliver U.S.$5 million of currency each month until February 2003 at U.S. $0.6817 per A$1. This forward sales contract is not designated as a hedge by the Company and, as a result, marked to market gains or losses are recognized in operations in the period in which changes in the market value of the contract occurs. At June 30, 2002, the remaining obligation under this contract was $36.5 million. The accrued unrealized loss at June 30, 2002 amounts to $6.8 million.

+ See chapter 19 for defined terms.

                                                             Appendix 4B Page 18

                                                                     APPENDIX 4B
                                            HALF YEARLY/PRELIMINARY FINAL REPORT

19.3 A description of each event since the end of the current period which has had a material effect and which is not already reported elsewhere in this Appendix or in attachments, with financial effect quantified (if possible).

--------------------------------------------------------------------------------
                                       N/A
--------------------------------------------------------------------------------

19.4 Franking credits available and prospects for paying fully or partly franked dividends for at least the next year.

--------------------------------------------------------------------------------
                                       N/A
--------------------------------------------------------------------------------

19.5 Unless disclosed below, the accounting policies, estimation methods and measurement bases used in this report are the same as those used in the last annual report. Any changes in accounting policies, estimation methods and measurement bases since the last annual report are disclosed as follows. (Disclose changes and differences in the half yearly report in accordance with AASB 1029: Interim Financial Reporting. Disclose changes in accounting policies in the preliminary final report in accordance with AASB 1001: Accounting Policies-Disclosure).

--------------------------------------------------------------------------------
STOCK BASED COMPENSATION
--------------------------------------------------------------------------------

                  The Company has adopted the recommendations of the new CICA Handbook Section 3870, Stock-based Compensation and Other Stock-based Payments, effective January 1, 2002. This section establishes standards for the recognition, measurement and disclosure of stock-based compensation and other stock-based payments made in exchange for goods and services. The standard requires that all stock-based awards made to non-employees be measured and recognized using a fair value based method. The standard encourages a fair value based method for all awards granted to employees, but only requires the use of a fair value based method for direct awards of stock, stock appreciation rights, and awards that call for settlement in cash or other assets. Awards that an entity has the ability to settle in stock are recorded as equity, whereas awards that the entity is required to or has a practice of settling in cash are recorded as liabilities. The Company has adopted, commencing in the three months ended June 30, 2002, the fair value method of accounting for stock options granted to employees and directors.

                  The comparative figures in these interim financial statements have been restated to give retroactive effect to this accounting change with respect to stock-based compensation, which resulted in an increase in the net loss for the three and six months ended June 30, 2002 by $412,000 ($ nil per share) and $655,000 ($nil per share), respectively, and an increase in the deficit as at January 1, 2002 by $2,372,000.

                  In all other respects, these financial statements follow the same accounting policies and methods of their application as the most recent annual financial statements.

+ See chapter 19 for defined terms.

                                                             Appendix 4B Page 19

                                                                     APPENDIX 4B
                                            HALF YEARLY/PRELIMINARY FINAL REPORT

RESTATING OF COMPARATIVE FIGURES

                  The comparative figures in these interim financial statements have been restated to give retroactive effect to the accounting change with respect to foreign currency to the annual financial statements for the year ended December 31, 2001. This change has resulted in a decrease of $ 1,736,000 ($
                  0.01 per share) in the net loss for the six months ended June 30, 2001.

19.6 Revisions in estimates of amounts reported in previous interim periods. For half yearly reports the nature and amount of revisions in estimates of amounts reported in previous +annual reports if those revisions have a material effect in this half year.

--------------------------------------------------------------------------------
                                       N/A
--------------------------------------------------------------------------------

19.7 Changes in contingent liabilities or assets. For half yearly reports, changes in contingent liabilities and contingent assets since the last (+) annual report.

--------------------------------------------------------------------------------
                                       N/A
--------------------------------------------------------------------------------

ADDITIONAL DISCLOSURE FOR TRUSTS

20.1     Number of units held by the management            ---------------------
         company or responsible entity or their                     N/A
         related parties.                                  ---------------------

20.2     A statement of the fees and commissions           ---------------------
         payable to the management company or
         responsible entity.

         Identify:
                 initial service charges
         -       management fees                                    N/A
         -       other fees                                ---------------------

+ See chapter 19 for defined terms.

                                                             Appendix 4B Page 20

                                                                     APPENDIX 4B
                                            HALF YEARLY/PRELIMINARY FINAL REPORT

ANNUAL MEETING
(Preliminary final report only)

The annual meeting will be held as follows:

                                                           ---------------------
Place                                                               N/A
                                                           ---------------------
Date                                                                N/A
                                                           ---------------------
Time                                                                N/A
                                                           ---------------------
Approximate date the (+)annual report will be available             N/A
                                                           ---------------------
COMPLIANCE STATEMENT

1 This report has been prepared in accordance with AASB Standards, other AASB authoritative pronouncements and Urgent Issues Group Consensus Views or other standards acceptable to ASX (see note 12).

                                                           ---------------------
         Identify other standards used                        Canadian GAAP
                                                           ---------------------

2 This report, and the (+)accounts upon which the report is based (if separate), use the same accounting policies.

3 This report does give a true and fair view of the matters disclosed (see note 2).

4 This report is based on +accounts to which one of the following applies.
         (Tick one)

         [ ] The (+)accounts have been        [X] The (+)accounts have been
             audited.                             subject to review.

         [ ] The (+)accounts are in the       [ ] The (+)accounts have not
             process of being audited or          yet been audited or reviewed.
             subject to review.

5 If the audit report or review by the auditor is not attached, details of any qualifications will follow immediately when available. (Half yearly report only - the audit report or review by the auditor must be attached to this report if this report is to satisfy the requirements of the Corporations Act.)

6        The entity has a formally constituted audit committee.

Sign here:  ..."Beverly A. Bartlett.........  Date: .12 September, 2002.........
                (Company Secretary)

Print name: ................................

+ See chapter 19 for defined terms.

                                                             Appendix 4B Page 21

                                                                     APPENDIX 4B
                                            HALF YEARLY/PRELIMINARY FINAL REPORT

NOTES

1. FOR ANNOUNCEMENT TO THE MARKET The percentage changes referred to in this section are the percentage changes calculated by comparing the current period's figures with those for the previous corresponding period. Do not show percentage changes if the change is from profit to loss or loss to profit, but still show whether the change was up or down. If changes in accounting policies or procedures have had a material effect on reported figures, do not show either directional or percentage changes in profits. Explain the reason for the omissions in the note at the end of the announcement section. Entities are encouraged to attach notes or fuller explanations of any significant changes to any of the items in page 1. The area at the end of the announcement section can be used to provide a cross reference to any such attachment.

2. TRUE AND FAIR VIEW If this report does not give a true and fair view of a matter (for example, because compliance with an Accounting Standard is required) the entity must attach a note providing additional information and explanations to give a true and fair view.

3.       CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL PERFORMANCE

         Item 1.1 The definition of "revenue" and an explanation of "ordinary activities" are set out in AASB 1004: Revenue, and AASB 1018:
                  Statement of Financial Performance.

         Item 1.6 This item refers to the total tax attributable to the amount shown in item 1.5. Tax includes income tax and capital gains tax (if any) but excludes taxes treated as expenses from ordinary activities (eg, fringe benefits tax).

4. INCOME TAX If the amount provided for income tax in this report differs (or would differ but for compensatory items) by more than 15% from the amount of income tax prima facie payable on the profit before tax, the entity must explain in a note the major items responsible for the difference and their amounts. The rate of tax applicable to the franking amount per dividend should be inserted in the heading for the column "Franked amount per security at % tax" for items 15.4 to 15.7.

5.       CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION

         FORMAT The format of the consolidated statement of financial position should be followed as closely as possible. However, additional items may be added if greater clarity of exposition will be achieved, provided the disclosure still meets the requirements of AASB 1029:
         Interim Financial Reporting, and AASB 1040: Statement of Financial Position. Also, banking institutions, trusts and financial institutions may substitute a clear liquidity ranking for the Current/Non-Current classification.

         BASIS OF REVALUATION If there has been a material revaluation of non-current assets (including investments) since the last +annual report, the entity must describe the basis of revaluation adopted. The description must meet the requirements of AASB 1010: Accounting for the Revaluation of Non-Current Assets. If the entity has adopted a procedure of regular revaluation, the basis for which has been disclosed and has not changed, no additional disclosure is required.

6. CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS For definitions of "cash" and other terms used in this report see AASB 1026: Statement of Cash Flows. Entities should follow the form as

+ See chapter 19 for defined terms.

                                                             Appendix 4B Page 22

                                                                     APPENDIX 4B
                                            HALF YEARLY/PRELIMINARY FINAL REPORT

         closely as possible, but variations are permitted if the directors (in the case of a trust, the management company) believe that this presentation is inappropriate. However, the presentation adopted must meet the requirements of AASB 1026. +Mining exploration entities may use the form of cash flow statement in Appendix 5B.

7. NET TANGIBLE ASSET BACKING Net tangible assets are determined by deducting from total tangible assets all claims on those assets ranking ahead of the +ordinary securities (ie, all liabilities, preference shares, outside +equity interests etc). +Mining entities are not required to state a net tangible asset backing per +ordinary security.

8. GAIN AND LOSS OF CONTROL OVER ENTITIES The gain or loss must be disclosed if it has a material effect on the +accounts. Details must include the contribution for each gain or loss that increased or decreased the entity's consolidated profit (loss) from ordinary activities and extraordinary items after tax by more than 5% compared to the previous corresponding period.

9. ROUNDING OF FIGURES This report anticipates that the information required is given to the nearest $1,000. If an entity reports exact figures, the $US'000 headings must be amended. If an entity qualifies under ASIC Class Order 98/0100 dated 10 July 1998, it may report to the nearest million dollars, or to the nearest $100,000, and the $US'000 headings must be amended.

10. COMPARATIVE FIGURES Comparative figures are to be presented in accordance with AASB 1018 or AASB 1029 Interim Financial Reporting as appropriate and are the unadjusted figures from the latest annual or half year report as appropriate. However, if an adjustment has been made in accordance with an accounting standard or other reason or if there is a lack of comparability, a note explaining the position should be attached. For the statement of financial performance, AASB 1029 Interim Financial Reporting requires information on a year to date basis in addition to the current interim period. Normally an Appendix 4B to which AASB 1029 Interim Financial Reporting applies would be for the half year and consequently the information in the current period is also the year to date. If an Appendix 4B Half yearly version is produced for an additional interim period (eg because of a change of reporting period), the entity must provide the year to date information and comparatives required by AASB 1029 Interim Financial Reporting. This should be in the form of a multi-column version of the consolidated statement of financial performance as an attachment to the additional Appendix 4B.

11. ADDITIONAL INFORMATION An entity may disclose additional information about any matter, and must do so if the information is material to an understanding of the reports. The information may be an expansion of the material contained in this report, or contained in a note attached to the report. The requirement under the listing rules for an entity to complete this report does not prevent the entity issuing reports more frequently. Additional material lodged with the +ASIC under the Corporations Act must also be given to ASX. For example, a director's report and declaration, if lodged with the +ASIC, must be given to ASX.

12. ACCOUNTING STANDARDS ASX will accept, for example, the use of International Accounting Standards for foreign entities. If the standards used do not address a topic, the Australian standard on that topic (if one exists) must be complied with.

+ See chapter 19 for defined terms.

                                                             Appendix 4B Page 23

                                                                     APPENDIX 4B
                                            HALF YEARLY/PRELIMINARY FINAL REPORT

12. CORPORATIONS ACT FINANCIAL STATEMENTS This report may be able to be used by an entity required to comply with the Corporations Act as part of its half-year financial statements if prepared in accordance with Australian Accounting Standards.

13. ISSUED AND QUOTED SECURITIES The issue price and amount paid up is not required in items 18.1 and 18.3 for fully paid securities.

15 DETAILS OF EXPENSES AASB 1018 requires disclosure of expenses from ordinary activities according to either their nature or function. For foreign entities, there are similar requirements in other accounting standards accepted by ASX. AASB ED 105 clarifies that the disclosures required by AASB 1018 must be either all according to nature or all according to function. Entities must disclose details of expenses using the layout (by nature or function) employed in their +accounts.

         The information in lines 1.23 to 1.27 may be provided in an attachment to Appendix 4B.

         RELEVANT ITEMS AASB 1018 requires the separate disclosure of specific revenues and expenses which are not extraordinary but which are of a size, nature or incidence that disclosure is relevant in explaining the financial performance of the reporting entity. The term "relevance" is defined in AASB 1018. There is an equivalent requirement in AASB 1029:
         Interim Financial Reporting. For foreign entities, there are similar requirements in other accounting standards accepted by ASX.

16 DOLLARS If reporting is not in A$, all references to $A must be changed to the reporting currency. If reporting is not in thousands of dollars, all references to "000" must be changed to the reporting value.

17.      DISCONTINUING OPERATIONS

         Half yearly report

         All entities must provide the information required in paragraph 12 for half years beginning on or after 1 July 2001.

         Preliminary final report

         Entities must either provide a description of any significant activities or events relating to discontinuing operations equivalent to that required by paragraph 7.5 (g) of AASB 1029: Interim Financial Reporting, or, the details of discontinuing operations they are required to disclose in their +accounts in accordance with AASB 1042 Discontinuing Operations.

         In any case the information may be provided as an attachment to this Appendix 4B.

18.      FORMAT

         This form is a Word document but an entity can re-format the document into Excel or similar applications for submission to the Companies Announcements Office in ASX.

+ See chapter 19 for defined terms.

                                                             Appendix 4B Page 24

                                                                     APPENDIX 4B
                                            HALF YEARLY/PRELIMINARY FINAL REPORT

SCHEDULE A
Revenue and expenses from ordinary activities

                                                                                     Previous
                                                           Current period -   corresponding period -
                                                               $US'000               $US'000
                                                           -----------------------------------------
SALES REVENUE

          Sales of copper                                      10,087                11,330
          Sale of iron                                         36,492                28,618
----------------------------------------------------------------------------------------------------
                                            Total revenue      46,579                39,948
OTHER REVENUE

          Interest income                                         570                   851
          Other income                                          3,123                   115
----------------------------------------------------------------------------------------------------
                                                Sub total       3,693                   966
----------------------------------------------------------------------------------------------------
Total revenue from ordinary activities                         50,272                40,914
====================================================================================================
OPERATING COSTS BY FUNCTION

          Cost of operations                                   32,390                26,888
          Depreciation and amortization                         4,262                 6,466
          General and administrative                            4,824                 3,030
          (Gain) loss on foreign exchange                      (2,908)                7,781
          Exploration expense                                   8,313                 2,273
          Mining property shutdown                                947                 2,006
----------------------------------------------------------------------------------------------------
                                                               47,828                48,444
====================================================================================================

+ See chapter 19 for defined terms.

                                                             Appendix 4B Page 25

                                                                     APPENDIX 4B
                                            HALF YEARLY/PRELIMINARY FINAL REPORT

SCHEDULE B
4.30 Other non-current liabilities

                                                         At end of      As shown in last    As in last half
CONDENSED CONSOLIDATED STATEMENT OF                    current period     annual report       yearly report
FINANCIAL POSITION                                        $US'000           $US'000             $US'000
-----------------------------------------------------------------------------------------------------------
Royalty Payable                                             1,484            1,281               1,113
Provision for future waste mining costs and mine
reclamation obligations                                     1,272            1,130                 423
Accrued loss on foreign exchange contract                       -            2,582               9,952
Other                                                       1,408            1,184                   -
                                                       ----------------------------------------------------
                                                            4,165            6,177              11,488
                                                       ====================================================

+ See chapter 19 for defined terms.

                                                             Appendix 4B Page 26

                                                                     APPENDIX 4B
                                            HALF YEARLY/PRELIMINARY FINAL REPORT

SCHEDULE C

               Share capital increase during the six month period

                                                                      Issue
                                                                      price        Amount
                                                                       per      paid up per
                                                                    security      security
                                              Number of             (see note    (see note
                                            common share   Number      14)          14)
CATEGORY OF (+)SECURITIES                   issued number  quoted   US$/share    US$/share
                                            -----------------------------------------------
COMMON SHARES
                                            -----------------------------------------------
         PRIVATE PLACEMENTS                    6,452,800             $1.55        $1.55
                                            -----------------------------------------------
         PRIVATE PLACEMENTS                    2,932,364             $1.71        $1.71
                                            -----------------------------------------------
         PRIVATE PLACEMENTS                   17,450,000             $2.05        $2.05
                                            -----------------------------------------------
         PRIVATE PLACEMENTS                    2,550,000             $2.05        $2.05
                                            -----------------------------------------------
         STOCK OPTIONS                           857,975             Various      Various
                                            -----------------------------------------------
         SHARE PURCHASE PLAN                      22,271             Various      Various
-------------------------------------------------------------------------------------------
                  TOTAL ISSUED FOR CASH       30,265,410
                                            -----------------------------------------------
ISSUED FOR INVESTMENT ACQUISITION                287,678             $2.08        $2.08
-------------------------------------------------------------------------------------------
                                              30,553,088
-------------------------------------------------------------------------------------------

+ See chapter 19 for defined terms.

                                                             Appendix 4B Page 27

                                                                     APPENDIX 4B
                                            HALF YEARLY/PRELIMINARY FINAL REPORT

SCHEDULE D

          STOCK OPTIONS AT JUNE 30, 2002

                                                                                          Exercise
                                                              Total         Number          price    Expiry  date
18.7 OPTIONS (description and conversion factor)              number        quoted          Cdn$      (if any)
-----------------------------------------------------------------------------------------------------------------
Options to employees and directors at June 30, 2002
-----------------------------------------------------------------------------------------------------------------
                     1997-04                                   35,500                       $ 1.08       Oct-07
                     1998-02                                  170,000                       $ 2.12       May-08
                     1998-03                                  165,300                       $ 0.95       Nov-03
                     1999-01                                   78,333                       $ 1.08       Apr-04
                     1999-02                                  120,000                       $ 2.12       Aug-04
                     2000-01                                   40,000                       $ 1.08       Mar-05
                     2001-01                                3,772,344                       $ 1.20       Mar-06
                     2001-02                                1,050,000                       $ 1.70       Jan-06
                     2001-03                                  405,000                       $ 1.70       Jan-06
                     2001-04                                4,412,292                       $ 1.20       Jan-06
                     2001-05                                  310,000                       $ 1.20       Feb-06
                     2001-07                                   70,000                       $ 1.61       Apr-06
                     2001-08                                   50,000                       $ 1.70       May-06
                     2001-09                                1,100,000                       $ 1.60       Sep-06
                     2001-10                                  200,000                       $ 2.50       Nov-06
                     2001-11                                  190,000                       $ 2.31       Nov-06
                     2002-01                                  100,000                       $ 3.05       Feb-07
                     2002-02                                  100,000                       $ 3.00       Feb-07
                     2002-03                                  100,000                       $ 3.00       Apr-07
                     2002-04                                   20,000                       $ 3.26       Apr-07
                     2002-06                                  100,000                       $ 3.00       Apr-07
                     2002-07                                  200,000                       $ 3.50       May-07
-----------------------------------------------------------------------------------------------------------------
          OPTIONS OUTSTANDING AT JUNE 30, 2002             12,788,769
-----------------------------------------------------------------------------------------------------------------
     18.8 Issued during current period
-----------------------------------------------------------------------------------------------------------------
                     2002-01                                  100,000                       $ 3.05       Feb-07
                     2002-02                                  100,000                       $ 3.00       Feb-07
                     2002-03                                  100,000                       $ 3.00       Apr-07
                     2002-04                                  100,000                       $ 3.26       Apr-07
                     2002-05                                  100,000                       $ 3.26       Apr-07
                     2002-06                                  100,000                       $ 3.00       Apr-07
                     2002-07                                  200,000                       $ 3.50       May-07
-----------------------------------------------------------------------------------------------------------------
          TOTAL ISSUED DURING THE PERIOD                      800,000
-----------------------------------------------------------------------------------------------------------------
     18.9 Exercised during current period
-----------------------------------------------------------------------------------------------------------------
                     1998-03                                  156,600                       $ 0.95
                     1999-01                                    7,500                       $ 1.08
                     1999-02                                   15,000                       $ 2.12
                     2000-01                                   60,000                       $ 1.08
                     2001-01                                  395,500                       $ 1.20
                     2001-03                                   50,000                       $ 1.70
                     2001-04                                  173,375                       $ 1.20
-----------------------------------------------------------------------------------------------------------------
          TOTAL OPTIONS EXERCISED DURING THE PERIOD           857,975
-----------------------------------------------------------------------------------------------------------------
     18.1 Expired during current period
-----------------------------------------------------------------------------------------------------------------
                     1996-03                                   30,000                       $15.00

+ See chapter 19 for defined terms.

                                                             Appendix 4B Page 28

                                                                     APPENDIX 4B
                                            HALF YEARLY/PRELIMINARY FINAL REPORT

           1997-02                                   28,000                      $12.05
           1997-04                                    4,500                      $ 6.74
           1998-02                                   15,000                      $15.00
           2001-01                                   10,000                      $ 1.20
           2001-03                                  435,000                      $ 1.70
           2001-04                                   45,000                      $ 1.20
           2002-04                                   80,000                      $ 3.26
           2002-05                                  100,000                      $ 3.26
---------------------------------------------------------------------------------------
TOTAL OPTIONS EXPIRED DURING THE PERIOD             747,500
---------------------------------------------------------------------------------------

+ See chapter 19 for defined terms.

                                                             Appendix 4B Page 29

                                                                     APPENDIX 4B
                                            HALF YEARLY/PRELIMINARY FINAL REPORT

SCHEDULE E
                              SEGMENTED INFORMATION

                                                               SIX MONTHS ENDED JUNE 30, 2002
------------------------------------------------------------------------------------------------------------
STATED IN US$'000                                 COPPER        IRON      EXPLORATION   CORPORATE     TOTAL
------------------------------------------------------------------------------------------------------------
Revenue                                           10,087       36,492            -            -       46,579
Cost of operations                                (5,093)     (27,297)           -            -      (32,390)
Depreciation and depletion                        (2,070)      (2,079)           -            -       (4,149)
------------------------------------------------------------------------------------------------------------
OPERATING PROFIT                                   2,924        7,116            -            -       10,040
------------------------------------------------------------------------------------------------------------
           General and administrative               (283)         (36)           -       (4,505)      (4,824)
           Interest on long-term debt               (898)      (1,539)           -            -       (2,437)
           Exploration expenses                        -            -       (8,313)           -       (8,313)
           Depreciation                                -            -         (106)          (7)        (113)
------------------------------------------------------------------------------------------------------------
INCOME (LOSS) BEFORE THE FOLLOWING                 1,743        5,541       (8,419)      (4,512)      (5,647)
------------------------------------------------------------------------------------------------------------
           Mining property shut-down costs             -            -            -         (947)        (947)
           Interest income                            54           53           12          451          570
           Foreign exchange gain                     (23)       1,045           64        1,822        2,908
           Other income                                6           32            9        3,076        3,123
------------------------------------------------------------------------------------------------------------
INCOME (LOSS) BEFORE INCOME AND CAPITAL TAXES      1,780        6,671       (8,334)        (110)           7
------------------------------------------------------------------------------------------------------------
           (Provision for) recovery of income
           and capital taxes                        (123)      (3,654)         645          983       (2,149)
------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                  1,657        3,017       (7,689)         873       (2,142)
------------------------------------------------------------------------------------------------------------

(1) This foreign exchange gain includes a US$4.2 million gain on the mark to market accrual of the foreign exchange contract and it excludes US$7.0 million of realized foreign exchange losses arising from a foreign exchange contract which became due during the second quarter of 2002, as these losses had been previously accrued by the Company at December 31, 2001.

                                                                   SIX MONTHS ENDED JUNE 30, 2001
---------------------------------------------------------------------------------------------------------
 STATED IN US$'000                                     COPPER      IRON   EXPLORATION  CORPORATE   TOTAL
---------------------------------------------------------------------------------------------------------
 Revenue                                               11,330     28,618          -          -     39,948
 Cost of operations                                    (4,248)   (22,640)         -          -    (26,888)
 Depreciation and depletion                            (1,989)    (4,411)         -          -     (6,400)
---------------------------------------------------------------------------------------------------------
 OPERATING PROFIT                                       5,093      1,567          -          -      6,660
---------------------------------------------------------------------------------------------------------
            General and administrative                   (408)       (47)         -     (2,575)    (3,030)
            Interest on long-term debt                 (2,396)    (2,449)         -       (242)    (5,087)
            Exploration expenses                            -          -     (2,273)         -     (2,273)
            Depreciation                                    -          -        (66)         -        (66)
---------------------------------------------------------------------------------------------------------
 INCOME (LOSS) BEFORE THE FOLLOWING                     2,289       (929)    (2,339)    (2,817)    (3,796)
---------------------------------------------------------------------------------------------------------
            Mining property shut-down costs                 -          -          -     (2,006)    (2,006)
            Interest income                               194         97          6        554        851
            Foreign exchange gain                           -     (7,524)       (55)      (202)    (7,781)
            Other income                                    -         (7)        (2)       124        115
---------------------------------------------------------------------------------------------------------
 INCOME (LOSS) BEFORE INCOME AND CAPITAL TAXES          2,483     (8,363)    (2,390)    (4,347)   (12,617)
---------------------------------------------------------------------------------------------------------
            (Provision for) recovery of income             30      2,184        (13)      (613)     1,588
            and capital taxes
---------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                       2,513     (6,179)    (2,403)    (4,960)   (11,029)
---------------------------------------------------------------------------------------------------------

+ See chapter 19 for defined terms.

                                                             Appendix 4B Page 30

                                                                     APPENDIX 4B
                                            HALF YEARLY/PRELIMINARY FINAL REPORT

SCHEDULE F

OPERATIONS

COPPER OPERATION

                         SIX MONTHS ENDED JUNE 30, 2002

                                                  Total operation                 Company's 50 % net share
                                            -----------------------------       -----------------------------
                                                                PERCENT                             PERCENT
                                                                INCREASE                            INCREASE
COPPER                                       2002      2001    (DECREASE)        2002       2001   (DECREASE)
-------------------------------------------------------------------------------------------------------------
Tonnes of Ore to heap    Tonnes (000's)      5,889     3,735     58%
Grade                    CuCn%                0.59%     0.63%    (6%)
Strip ratio              Waste/Ore            0.34      0.24     42%
Cathode production       Tonnes             13,628    13,715     (1%)            6,814     6,858     (1%)
Sales                    Tonnes             13,558    13,988     (3%)            6,779     6,994     (3%)
                         US$/pound                                             $  0.71   $  0.75     (5%)
                         US$(000)                                               10,087    11,330    (11%)
Cost of operations       US$(000)                                                5,093     4,248     20%
Operating profit         US$(000)                                                2,924     5,093    (43%)

Total copper cathode production decreased by 1% in 2002 over the same period in 2001

Throughout 2002, JVCo continued its efforts to maintain the previous year's cathode production levels. In 2002, the total tonnage mined was increased in order to offset a decrease in the first quarter of 2002 of both the grade mined and copper recoveries. The decrease in copper recovery is a result of mining clay ore, increasing the feed of run of mine material to the stacking process, and decreasing the use of crushed and agglomerated ore material. By being more selective in it's mining and leaching of ore, JVCo expects improvements in future copper recoveries.

The increase in operating costs in 2002 was mainly attributed to higher volumes of clay ore being mined.

The decrease in interest charges is attributed to lower loan balances, and to lower interest rates.

IRON OPERATION

                         SIX MONTHS ENDED JUNE 30, 2002

                                                                    PERCENT
                                                                    INCREASE
IRON                                           2002         2001   (DECREASE)
----------------------------------------------------------------------------
Tonnes milled              (000's)              2,374       2,469     (4%)
Concentrate production     Tonnes           1,131,769     995,410     14%
Grade                      DTR %                   48%         40%    20%
Pellet production          Tonnes           1,109,759     982,407     13%
Pellet sales               Tonnes           1,194,460     946,651     26%
Sales                      US$/tonne       $       31         $30      1%
                           US$(000)            36,492      28,618     28%
Cost of operations         US$(000)            27,297      22,640     21%
                           US$/tonne       $       23         $24     (4%)
Operating profit (loss)    US$(000)             7,116       1,567    354%

+ See chapter 19 for defined terms.

                                                             Appendix 4B Page 31

                                                                     APPENDIX 4B
                                            HALF YEARLY/PRELIMINARY FINAL REPORT

The second quarter's operating results in 2002 represent a significant improvement over the same period last year. In the second quarter of 2001, the mine experienced a significant decrease in ore grade and an unusual increase in hardness of the ore resulting in a very disappointing quarter.

For the first six months of 2002, total tonnes milled decreased by 4% over the same period last year and total pellet production increased by 13% due to a 20% increase in ore grade. For the six month period ended June 30, 2002, pellet sales increased by 28% over the same period last year, representing a 26% increase in tonnage sold and a 1% increase in pellet prices.

The six-month operating profit increased from $1.6 million in 2001 to $7.1 million in 2002. The 2002 operating profit does not include $7 million in cash losses resulting from a foreign exchange contract, as these losses were previously accrued at the end of 2001. In the six months ended June 30, 2002 results for the iron operation include a foreign exchange gain of $4.2 million on the mark to market accrual of the foreign exchange contract and excludes $3.9 million (2001 - $0.8 million) of capitalized pre-stripping expenses. If these foreign exchange contract cash losses and the deferred pre-stripping expenses were included in operations and no provision was made for the gain on the mark to market accrual and the deferred pre-stripping expenses, the $7.1 million operating profit for the six-month period ended June 30, 2002 would have been an $8.0 million operating loss.

The decrease in interest expense is mainly attributed to the reduction in related party loans at the end of 2001.

The decrease in foreign exchange losses is attributed to the strengthening of the Australian dollar against the U.S. dollar. In 2002, the Australian dollar increased from a low point of U.S.$0.5069 per Australian dollar at the end of January to a high of U.S.$0.5753 at the beginning of June. At the end of August 2002, the exchange rate was about U.S.$0.545 per Australian dollar.

GOLD

The Bakyrchik gold mine produced a total of 1,814 ounces of gold in the first six months of 2002. The revenues are netted against the mine's care and maintenance costs.

The Company's Eunsan gold mine, located in South Korea, started milling ore in April 2002 and the plant processed 6,789 tonnes of ore in the second quarter of 2002. Production costs in the second quarter were capitalized and the revenues from dore sales, totalling $0.7 million (1,296 ounces of gold and 57,522 ounces of silver), were netted against the cumulative capitalized costs. For most of the second quarter, as part of its ramp up to full capacity, the mine processed previously stockpiled low-grade ore. Starting in the third quarter of 2002, the Eunsan mine is expected to produce at an annual rate of 50,000 ounces of gold and 120,000 ounces of silver.

The exploration work on the Modi Taung property in Myanmar was accelerated in the second quarter of 2002 to generate more definitive information on the style, grade and potential mineability of this high-grade gold vein project. In order to facilitate the future development of this property, the Company intends to negotiate modifications to the current property participation ratio with the property owner to replace it with a new profit sharing arrangement.

EXPLORATION

Exploration expenses in the first six months of 2002 totalled $ 8.3 million compared to $2.3 million for the same period in 2001. The $6.0 million increase is a result of the increased activities at the Oyu Tolgoi project and other Mongolia properties.

A total of five drills were operating on the Mongolian properties at the end of June 2002. An additional seven drills were contracted including high-capacity deep rigs, with directional capability. The drills with directional capability will be used to effectively delineate the geometry and ultimate depth extent of the high-grade core in the Oyu Tolgoi Southwest Discovery Zone. An exploration budget of approximately $15 million, covering both exploration activities and engineering studies designed to scope various production scenarios, is planned for the second half of 2002.

Two holes were drilled during the second quarter of 2002 on the Kharmagtai property in Mongolia. The Company intends to test further known targets on this property in the last six months of 2002.

+ See chapter 19 for defined terms.

                                                             Appendix 4B Page 32

                                                                     APPENDIX 4B
                                            HALF YEARLY/PRELIMINARY FINAL REPORT

In conjunction with its exploration efforts in Mongolia, the Company is also pursuing various opportunities in China. In the first six months of 2002, the Company completed a 15.2% (Cdn$4.6 million) equity investment in Pacific Minerals Inc. ("Pacific"). The Company also acquired the right to earn a majority interest in various of Pacific's China properties.

CORPORATE

The increase in general and administrative expenses is mainly attributed to higher consulting and travel expenses related to the Company's financing efforts during the second quarter of 2002.

The decrease in mining property shut-down costs is mainly attributed to the gold revenues netted against the care and maintenance costs at the Bakyrchik gold mine and the reduction of the care and maintenance costs at the Bjornevatn iron ore mine. In the first six months of 2002, gold sales from the Bakyrchik operation were $0.5 million. Also, in 2002, the Company completely divested itself of the Bj0rnevatn project in Norway.

The majority of the $1.8 million gain on foreign exchange in 2002 resulted from the strengthening of the Canadian dollar in the second quarter of 2002, as the majority of the equity raised in that quarter was invested in money instruments denominated in Canadian dollars.

In 2002, the Company acquired an approximate 19.9% interest in Intec Limited, an Australian based hydrometallurgical processing technology company. It also acquired the right to obtain licenses of Intec's processing technology in relation to the Company's various base and precious metals projects.

LIQUIDITY

In the first six months of 2002, the Company raised a total of $54.5 million through the sale of 30,553,088 Common Shares and also increased its long-term debt balance by $8.5 million including funding by the Savage River's lenders of an $8.4 million loss on foreign currency commitments during 2002.

At June 30, 2002, the Company had a cash balance of approximately $62 million from which it expects to fund approximately $22 million in budgeted net expenditures through the end of 2002. To the extent that the Company may seek out and pursue acquisitions and other strategic business opportunities during the second half of 2002, the Company may direct some of its currently unallocated cash resources to the pursuit of these opportunities. The Company expects that its existing cash resources will be sufficient to meet all budgeted expenditures and to permit the Company to pursue any appropriate acquisition or other strategic opportunities that may arise during the second half of 2002.
+ See chapter 19 for defined terms.

                                                             Appendix 4B Page 33